EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2025 relating to the consolidated financial statements and financial statement schedule of Alta Equipment Group Inc. and the effectiveness of Alta Equipment Group Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alta Equipment Group Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Detroit, Michigan

June 17, 2025